EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

July 1, 2005

CONTACTS:

JEFF MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

EXTENSION OF SENIOR NOTES EXCHANGE OFFER

OKLAHOMA CITY, July 1, 2005 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that it has extended to 5:00 p.m., Eastern Time, on July 15, 2005, its offer to exchange its 6.375% Senior Notes due 2015 that have been registered under the Securities Act of 1933 for any and all of its outstanding 6.375% Senior Notes due 2015 that were issued on December 8, 2004 in a private offering. The exchange offer had been scheduled to expire at 5:00 p.m., Eastern Time, on June 30, 2005. As of 5:00 p.m., Eastern Time, on June 30, 2005, approximately $530.5 million in aggregate principal amount of notes, or 88%, of the $600.0 million aggregate principal amount outstanding had been tendered in the exchange offer.

This press release shall not constitute an offer to purchase or exchange nor the solicitation of an offer to exchange any securities. The exchange offer is being made solely by a prospectus dated May 25, 2005 of Chesapeake Energy Corporation, including any supplements thereto, and is subject to certain conditions specified therein.

For additional information about the exchange offer, including requests for assistance or copies of the prospectus referred to above, contact the Exchange Agent, The Bank of New York Trust Company N.A., Corporate Trust Operations, Reorganization Unit, 101 Barclay Street—7 East, New York, New York, 10286, Attention: Giselle Guadalupe (Facsimile: 212-298-1915; Telephone: 212-815-6331).

Holders of notes who do not tender before 5:00 p.m., Eastern Time, on July 15, 2005, will continue to hold unregistered securities and will have no right to compel the registration of their notes under the Securities Act of 1933.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex (including the Barnett Shale) regions of the United States. The company’s Internet address is www.chkenergy.com.